Exhibit 99.1

FOR IMMEDIATE RELEASE

Avinger, Inc. Announces Second Quarter 2016 Results

Redwood City, California, August 1, 2016 — Avinger, Inc. (NASDAQ: AVGR) (the “Company”), a leading developer of innovative treatments for peripheral artery disease (“PAD”), today reported results for the second quarter ended June 30, 2016.

Second Quarter Highlights

•                  Revenue of $4.7 million, a 54% increase compared to the second quarter of 2015

•                  Added 19 lumivascular accounts, the most in a single quarter, expanding the installed base of the Company’s lumivascular platform to 126 accounts

“While our installed base of lumivascular accounts grew significantly in the second quarter, we experienced lower than expected utilization of Pantheris™,” said Jeff Soinski, Avinger’s President and CEO. “We have improved the Pantheris imaging fiber connection to enhance device robustness and increased our emphasis on market development and physician training, with the objective of driving Pantheris utilization and revenue growth in the second half of the year. We are pleased with physicians’ early response to these initiatives and remain convinced that our lumivascular platform and Pantheris image-guided atherectomy system will change the way physicians treat PAD.”

Dr. John B. Simpson, Avinger’s Founder and Executive Chairman, stated, “We are continuing to see impressive clinical results from Pantheris procedures. Physicians are exploring the use of these devices in a wider range of PAD lesions, and I look forward to working with our physician partners to demonstrate the benefits of lumivascular technology, both acute and long-term, in rigorous clinical studies.”

Second Quarter 2016 Financial Results

Total revenue was $4.7 million for the second quarter ended June 30, 2016, a 54% increase from the second quarter of 2015 and a 3% increase from the first quarter of 2016. Revenue related to Lightbox™ imaging consoles was $1.0 million, a 26% decrease compared to the second quarter of 2015 and a 16% decrease from the first quarter of 2016. Revenues from disposable devices were $3.7 million, a 119% increase compared to the second quarter of 2015 and a 10% increase from the first quarter of 2016. Revenue results reflect the first full quarter of Pantheris sales following FDA clearance on March 1, 2016 as well as the increased flexibility in Lightbox acquisition programs, which resulted in the Company’s largest quarterly increase in the installed base of lumivascular accounts.

Gross margin for the second quarter of 2016 was 22%, down from 46% in the comparable quarter of 2015. This decrease was primarily attributable to the growth of the Company’s manufacturing infrastructure associated with the commercial launch of Pantheris against lower-than-anticipated volumes and lower manufacturing yields as the Company implemented an improvement to the Pantheris imaging fiber connection.

Operating expenses for the second quarter of 2016 were $13.3 million, compared to $10.5 million in the second quarter of 2015. This growth was primarily attributable to expansion of the Company’s commercial organization and marketing expenses associated with the launch of Pantheris.

Loss from operations for the second quarter of 2016 was $12.3 million, compared to $9.1 million for the second quarter of 2015, and net loss for the second quarter of 2016 was $13.5 million, compared to $10.2 million for the second quarter of 2015.

Adjusted EBITDA, a non-GAAP measure, was a loss of $10.3 million for the second quarter of 2016, compared to a loss of $7.5 million for the second quarter of 2015.

Cash and cash equivalents totaled $22.4 million as of June 30, 2016, compared to $43.1 million as of December 31, 2015.

2016 Outlook

The Company continues to expect 2016 revenues to be in the range of $19 million to $23 million, representing year-over-year growth ranging from 78% to 115%.

Net loss per share for 2016 is projected to be $(4.35) to $(4.55), which assumes a weighted-average share count of 12.8 million.

Adjusted EBITDA for 2016 is projected to be a loss of $40 million to $43 million, representing an increased loss of approximately 19% to 28% over 2015, as the Company maintains its expanded level of commercial activity related to the launch of Pantheris and invests in the further development of its lumivascular platform products.

Conference Call

Avinger will hold a conference call today, August 1, 2016 at 1:30pm PT/4:30pm ET to discuss its second quarter 2016 financial results. Individuals may listen to the call by dialing (844) 776-7820 for domestic callers or (661) 378-9536 for international callers and referencing Conference ID: 53949228. To listen to a live webcast, please visit the investor relations section of Avinger’s website at: www.avinger.com.

A replay of the call will be available beginning August 1, 2016 at 4:30pm PT/7:30pm ET through midnight on August 2, 2016. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 53949228. The webcast will also be available on Avinger’s website for one year following the completion of the call.

About Avinger, Inc.

Avinger, Inc. is a commercial-stage medical device company that designs, manufactures and sells image-guided, catheter-based systems for the treatment of patients with peripheral artery disease (PAD). PAD is characterized by a build-up of plaque in the arteries that supply blood to the legs and feet. The company’s mission is to dramatically improve the treatment of vascular disease through the introduction of products based on its Lumivascular platform, the only intravascular image-guided system of therapeutic catheters available in this market. Avinger’s current Lumivascular products include the Lightbox™ imaging console, the Ocelot™ family of catheters, which are designed to penetrate total arterial blockages, known as chronic total occlusions, or CTOs, and Pantheris™, the first-ever image-guided atherectomy device, designed to precisely remove arterial plaque in PAD patients. For more information, please visit www.avinger.com.

“Avinger,” “Pantheris” and the Avinger logo are registered trademarks of Avinger, Inc.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the long-term outlook for the adoption of Lumivascular technology, expectations for growth, and financial and operating guidance. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; ability to demonstrate the benefits of our lumivascular platform; the resource requirements related to Pantheris; the outcome of clinical trial results; potential exposure to third-party product liability and intellectual property litigation; lack of long-term data demonstrating the safety and efficacy of our lumivascular platform products; reliance on third-party vendors; dependency on physician adoption; reliance on key personnel; and requirements to obtain regulatory approval to commercialize our products; as well as the other risks described in the section entitled “Risk Factors” and elsewhere in our first quarter Form 10-Q filing made with the Securities and Exchange Commission on May 9, 2016. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Avinger disclaims any obligation to update these forward-looking statements.

Use of Non-GAAP Financial Measures

To supplement our condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures in this release. Management of the company believes that these non-GAAP financial measures, considered together with GAAP financial information, provide useful information for investors by excluding certain non-cash and other income and expense items that are not indicative of the company’s core operating performance. Reconciliations of the non-GAAP financial measures used in this release to the most directly comparable GAAP measures for the respective periods can be found in the reconciliation of GAAP to non-GAAP financial information immediately following the financial tables. Non-GAAP financial measures have limitations as analytical tools, are likely different than those provided by other companies in our industry and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

INVESTOR CONTACT

Matt Ferguson

Avinger, Inc.

(650) 241-7917

ir@avinger.com

Avinger, Inc.

Statements of Operations Data

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues	$4,680	$3,047	$9,219	$5,135
Cost of revenues	3,645	1,634	7,005	2,922
Gross profit	1,035	1,413	2,214	2,213
	22%	46%	24%	43%
Operating expenses:
Research and development	3,867	3,951	7,914	7,812
Selling, general and administrative	9,461	6,545	21,622	12,910
Total operating expenses	13,328	10,496	29,536	20,722
Loss from operations	(12,293)	(9,083)	(27,322)	(18,509)

Interest income	28	9	61	12
Interest expense	(1,235)	(1,344)	(2,406)	(2,667)
Other income (expense), net	4	204	5	534
Loss before provision for income taxes	(13,496)	(10,214)	(29,662)	(20,630)
Provision for income taxes	—	6	—	7
Net loss and comprehensive loss	(13,496)	(10,220)	(29,662)	(20,637)
Adjustment to net loss resulting from convertible preferred stock modification	—	—	—	(2,384)
Net loss and comprehensive loss attributable to common stockholders	$(13,496)	$(10,220)	$(29,662)	$(23,021)

Net loss attributable to common stockholders per share, basic and diluted	$(1.06)	$(0.83)	$(2.34)	$(2.23)

Weighted average common shares used to compute net loss per share, basic and diluted	12,734	12,240	12,702	10,317

Avinger, Inc.

Balance Sheets Data

(in thousands)

(unaudited)

	June 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$22,439	$43,059
Accounts receivable, net	3,404	2,060
Inventories	6,927	5,405
Prepaid expenses and other current assets	1,081	533
Total current assets	33,851	51,057

Property and equipment, net	3,918	2,822
Other assets	422	225
Total assets	$38,191	$54,104

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$703	$1,113
Accrued compensation	2,265	3,083
Accrued expenses and other current liabilities	2,760	3,285
Total current liabilities	5,728	7,481

Borrowings	40,141	29,565
Other long-term liablities	1,057	1,469
Total liabilities	46,926	38,515

Stockholders’ equity (deficit):
Preferred stock	—	—
Common stock	13	13
Additional paid-in capital	217,175	211,837
Accumulated deficit	(225,923)	(196,261)
Total stockholders’ equity (deficit)	(8,735)	15,589
Total liabilities and stockholders’ equity (deficit)	$38,191	$54,104

Avinger, Inc.

Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Loss from operations	$(12,293)	$(9,083)	$(27,322)	$(18,509)
Add: Stock-based compensation	1,610	1,248	3,588	2,480
Add: Depreciation and amortization	356	322	692	639
Adjusted EBITDA	$(10,327)	$(7,513)	$(23,042)	$(15,390)